    As filed with the Securities and Exchange Commission on April 20, 1999

                                                     Registration No. 333-

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------

                               CASE CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

         Delaware                    3523                    76-0433811
     (State or Other          (Primary Standard           (I.R.S. Employer
       Jurisdiction               Industrial               Identification
   of Incorporation or       Classification Code              Number)
      Organization)                Number)

                               700 State Street
                            Racine, Wisconsin 53404
                                (414) 636-6011
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------

                              Richard S. Brennan
                         General Counsel and Secretary
                               Case Corporation
                   700 State Street, Racine, Wisconsin 53404
                                (414) 636-6011
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copy to:
                             Elizabeth A. Raymond
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                            Chicago, Illinois 60603
                                (312) 782-0600

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                      [_] _______

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                       [_] _______
                        CALCULATION OF REGISTRATION FEE

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
                                                         Proposed
                                           Proposed      Maximum
 Title of Each Class of       Amount       Maximum      Aggregate    Amount of
    Securities to be          to be     Offering Price   Offering   Registration
       Registered           Registered   Per Unit(1)     Price(1)       Fee
--------------------------------------------------------------------------------
6 1/4% Notes due December
 1, 2003, Series B.......  $300,000,000      100%      $300,000,000   $83,400

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Calculated based on the book value of the securities to be received by the registrant in the exchange in accordance with Rule 457(f)(2) under the Securities Act of 1933.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. Case + +may not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED APRIL 20, 1999

PROSPECTUS

                                Case Corporation

                  Offer to Exchange up to $300,000,000 of its
                  6 1/4% Notes due December 1, 2003, Series B
                           for all of its outstanding
                  6 1/4% Notes due December 1, 2003, Series A

                                  -----------

 . The exchange offer expires at 5:00 p.m., New York City time, on           ,
  1999, unless extended.

 . The exchange offer is not subject to any conditions other than that the exchange offer will not violate any applicable law or interpretation of the staff of the Securities and Exchange Commission and that there be no pending or threatened proceeding that would reasonably be expected to impair Case's ability to proceed with the exchange offer.

 . All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

 . Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m. on the date of expiration of the exchange offer.

 . The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

 . Case will not receive any proceeds from the exchange offer.

 . The terms of the new notes to be issued are substantially identical to your old notes, except that the new notes will not have transfer restrictions and you will not have registration rights.

 . There is no established trading market for the new notes and Case does not intend to apply for listing of the new notes on any securities exchange.

                                  -----------

  For a discussion of certain factors that you should consider before you participate in the exchange offer, see "Risk Factors" beginning on page 13.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

             The date of this prospectus is                 , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Forward-Looking Statements.................................................   3
Prospectus Summary.........................................................   5
Risk Factors...............................................................  13
Where You Can Find More Information........................................  14
Incorporation of Information Case Files with the SEC.......................  14
Case Corporation...........................................................  15
Use of Proceeds............................................................  15
The Exchange Offer.........................................................  15
Description of Notes.......................................................  25
Certain Federal Income Tax Considerations..................................  35
Plan of Distribution.......................................................  36
Legal Matters..............................................................  37
Experts....................................................................  37

                               ----------------

   You should rely only on the information contained or incorporated by reference in this prospectus. Case has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Case is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information Case previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Case's business, financial condition, results of operations and prospects may have changed since those dates.

   This prospectus incorporates important business and financial information about Case that is not included in or delivered with this prospectus. See "Incorporation of Information Case Files with the SEC." You may obtain this information without charge upon written or oral request to:

       Case Corporation
       Attention: Kevin J. Hallagan, Associate General Counsel
        and Assistant Secretary
       700 State Street
       Racine, Wisconsin 53404
       Telephone: (414) 636-6011

   To obtain timely delivery of any of this information you must make your request at least five business days prior to the expiration of the exchange
offer. The date by which you must make your request is                   ,
1999.

                           FORWARD-LOOKING STATEMENTS

   Case has made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements are statements other than statements of historical facts that address activities, events or developments that Case expects or anticipates will or may occur in the future, including such items as business strategy and measures to implement strategy, competitive strengths, goals, growth of Case's business and operations, plans and references to future success. Forward-looking statements also include any other statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions.

   Forward-looking statements are based on certain assumptions and analyses Case has made in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors Case believes are appropriate. Whether actual results and developments will conform with Case's expectations and predictions is subject to a number of risks and uncertainties, including, among others, the following:

  . crop production and commodity prices are strongly affected by weather and can fluctuate significantly;

  . housing starts and other construction activity are sensitive to interest rates and government spending;

  . general economic and capital market conditions;

  . the cyclical nature of Case's business;

  . foreign currency movements;

  . Case's access to credit and Case's customers' access to credit;

  . political uncertainty and civil unrest in various areas of the world;

  . pricing;

  . product initiatives and other actions taken by competitors;

  . disruptions in production capacity;

  . excess inventory levels;

  . the effect of changes in laws and regulations (including government subsidies and international trade regulations);

  . the effect of conversion to the Euro;

  . technological difficulties (including Year 2000);

  . changes in environmental laws; and

  . employee and labor relations.

   All of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments Case has anticipated will be realized. Even if the results and developments in Case's forward-looking statements are substantially realized, there is no assurance that they will have the expected consequences to or effects on Case or its business or operations.

   Further information concerning factors that could significantly impact expected results is included in:

  . the following sections of Case's 1998 Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A and filed with the SEC:

    . Business--Employees;

    . Business--Environmental Matters;

    . Business--Significant International Operations;

    . Business--Seasonality and Production Schedules;

    . Business--Competition;

    . Legal Proceedings; and

    . Management's Discussion and Analysis of Financial Condition and
      Results of Operations;

  . Case's Current Reports on Form 8-K dated January 26, 1999 and April 19,
    1999, as filed with the SEC; and

  . documents Case files with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference in this prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes or incorporates by reference a description of the exchange offer, specific terms of the notes Case is offering and information regarding Case's business and detailed financial data. Case encourages you to read this prospectus in its entirety. You should carefully consider the matters included under "Risk Factors" before you participate in the exchange offer.

                               THE EXCHANGE OFFER

   Case sold $300,000,000 of its 6 1/4% Notes due December 1, 2003, Series A to the initial purchasers on December 7, 1998. The initial purchasers resold those notes in reliance on Rule 144A, Regulation S and other exemptions under the Securities Act of 1933.

   Case entered into a registration rights agreement with the initial purchasers on December 7, 1998 in which Case agreed, among other things, to:

  . file a registration statement with the SEC relating to the exchange offer on or before April 21, 1999;

  . deliver to you this prospectus;

  . cause the registration statement, which includes this prospectus, to become effective on or before June 6, 1999; and

  . complete the exchange offer during the 45-day period after the registration statement becomes effective.

   You are entitled to exchange your old notes for new registered 6 1/4% Notes due December 1, 2003, Series B with substantially identical terms as the old notes (except for transfer restrictions and registration rights). If the exchange offer is not completed on or before the 45th day after the registration statement becomes effective, the interest rate on your notes will be increased. You should read the discussion under the heading "The Exchange Offer--Purpose and Effect; Registration Rights" and "Description of Notes" for further information regarding the new notes that Case is offering to exchange for your old notes.

   Case believes that you may resell the new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the 1933 Act, subject to the conditions described under "The Exchange Offer." You should read this section for further information regarding the exchange offer.

                                CASE CORPORATION

   Case Corporation is a leading worldwide designer, manufacturer, marketer and distributor of farm equipment and light- to medium-sized construction equipment and offers a broad array of financial products and services. Case's principal executive office is located at 700 State Street, Racine, Wisconsin 53404. Case's telephone number is (414) 636-6011. Case maintains a web site at http://www.casecorp.com.

                          TERMS OF THE EXCHANGE OFFER

   The exchange offer relates to the exchange of up to $300 million aggregate principal amount of old Series A notes for an equal aggregate principal amount of new Series B notes. The new notes will be obligations of Case and will be governed by the same indenture that governs the old notes. The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that the new notes have been registered under the 1933 Act and are not entitled to the benefits of the registration rights agreement that was executed as part of the offering of the old notes. The registration rights agreement provides for registration rights with respect to the old notes and for the payment of additional interest on the old notes if Case fails to meet its registration obligations under the agreement.

New Notes.....................  Case is offering registered 6 1/4% Notes due
                                December 1, 2003, Series B for your notes. The terms of the new notes and your old notes are substantially identical except:

                                . the new notes will not contain restrictions
                                  on transfer; and

                                . except in limited circumstances, your rights,
                                  including your right to receive additional interest, under the registration rights agreement will terminate.

The Exchange Offer............  Case is offering to exchange $1,000 in principal amount of the new notes for each $1,000 in principal amount of your old notes. As of the date of this prospectus, $300 million aggregate principal amount of the old notes are outstanding.

Expiration Date...............  You have until 5:00 p.m., New York City time,
                                on            , 1999, to validly tender your
                                old notes if you want to exchange your old notes for new notes. Case may extend that date under certain conditions.

Conditions of the Exchange
Offer; Extensions;
Amendments....................
                                You are not required to tender any minimum principal amount of your old notes in order to participate in the exchange offer. If you validly tender, and do not validly withdraw, your old notes, your old notes will be exchanged for new notes if the following conditions are met:

                                . the exchange offer does not violate any
                                  applicable laws or applicable interpretation of the staff of the SEC; and

                                . no action or proceeding relating to the
                                  exchange offer is taken that would impair
                                  Case's ability to proceed with the exchange offer.

                                Case may delay or extend the exchange offer and if any of the above conditions are not met, Case may terminate the exchange offer. You will be notified of any delay, extension or termination.

                                Case may also waive any condition or amend the terms of the exchange offer. If Case materially amends the exchange offer, Case will notify you.

Interest......................  You will receive interest on the new notes from the date interest was last paid on your old notes. If no interest was paid on your old notes, you will receive interest from December 7, 1998. If your old notes are exchanged for new notes, you will not receive any accrued interest on your old notes.

Procedures for Tendering Old
Notes; Special Procedures for
Beneficial Owners.............  If you want to participate in the exchange offer, you must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent. Please send these materials to the exchange agent at the address set forth in the accompanying letter of transmittal prior to 5:00 p.m., New York City
                                time, on   , 1999. You must also send either:

                                . certificates of your old notes;

                                . a timely confirmation of book-entry transfer
                                  of your old notes into the exchange agent's account at The Depository Trust Company; or

                                . the items required by the guaranteed delivery
                                  procedures described below.

                                If you are a beneficial owner of your old notes and your old notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company, and you wish to tender your old notes in the exchange offer, you should instruct your nominee to promptly tender the old notes on your behalf.

                                If you are a beneficial owner and you want to tender your old notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, make appropriate arrangements to either register ownership of your old notes in your name or obtain a properly completed bond power from the registered holder of your old notes.

                                By executing the letter of transmittal, you will represent to Case that:

                                . you are not Case's "affiliate" (as defined in
                                  Rule 405 of the 1933 Act);

                                . you are not a broker-dealer that acquired
                                  your notes directly from Case in order to resell them pursuant to Rule 144A under the 1933 Act or any other available exemption under the 1933 Act;

                                . if you are a broker-dealer that acquired your
                                  notes as a result of market-making or other trading activities you will deliver a prospectus in connection with any resale of new notes;

                                . you will acquire the new notes in the
                                  ordinary course of your business; and

                                . you are not participating, do not intend to
                                  participate and have no arrangement or
                                  understanding with any person to participate, in the distribution of the new notes.

                                If your notes are not accepted for exchange for any reason, they will be returned to you at Case's expense.

Guaranteed Delivery             If you wish to tender your old notes and:
Procedures....................

                                . your old notes are not immediately available;

                                . you are unable to deliver your old notes or
                                  any other documents that you are required to deliver to the exchange agent on time; or

                                . you cannot complete the procedures for
                                  delivery by book-entry transfer on time;

                                then you may tender your old notes according to the guaranteed delivery procedures that are discussed in the letter of transmittal and in "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of Old Notes and
Delivery of New Notes.........
                                When all conditions of the exchange offer are satisfied or waived, then Case will accept old notes that you have properly tendered on time. The new notes will be delivered promptly after Case accepts the old notes.

Withdrawal Rights.............  Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

The Exchange Agent............  The Bank of New York is the exchange agent. Its address and telephone number are set forth in "The Exchange Offer--The Exchange Agent; Assistance."

Fees and Expenses.............  Case will pay all expenses relating to the exchange offer and compliance with the
                                registration rights agreement. Case will also pay certain transfer taxes, if applicable, relating to the exchange offer.

Resales of New Notes..........  Case believes that the new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery requirements of the 1933 Act, if:

                                . you acquire the new notes in the ordinary
                                  course of your business;

                                . you are not participating, and have no
                                  arrangement or understanding with any person to participate, in a distribution (within the meaning of the 1933 Act) of the new notes;

                                . you are not a broker-dealer who purchased old
                                  notes from Case to resell them pursuant to Rule 144A under the 1933 Act or any other available exemption under the 1933 Act; and

                                . you are not Case's "affiliate" (as defined in
                                  Rule 405 under the 1933 Act).

                                You should read this prospectus under the heading "The Exchange Offer--Resales of New Notes," for a more complete description of why Case believes you can freely transfer new notes received in the exchange offer without registration or delivery of a prospectus.

                                All broker-dealers who are issued new notes for their own accounts in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that they will deliver a prospectus meeting the requirements of the 1933 Act in connection with any resale of the new notes. If you are a broker-dealer and required to deliver a prospectus, you may use this prospectus for an offer to resell, a resale or other transfer of the new notes.

Federal Income Tax              The issuance of the new notes will not
Consequences..................  constitute an exchange for federal income tax purposes. You will not recognize any gain or loss upon receipt of the new notes. See "The
                                Exchange Offer--Certain Federal Income Tax
                                Consequences."

Registration Rights             In connection with the sale of the old notes,
Agreement.....................  Case entered into a registration rights agreement with the initial purchasers of the old notes that grants the holders of the old notes registration rights. As a result of making this exchange offer, Case will have fulfilled most of its obligations under the registration rights agreement. If you do not tender your old notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely transferrable new notes in the exchange offer. See "The Exchange Offer--
                                Purpose and Effect; Registration Rights." If you are eligible to participate in the exchange offer and do not tender your initial notes, you will continue to hold the untendered old notes, which will continue to be subject to restrictions on transfer under the 1933 Act.

                    CONSEQUENCES OF NOT EXCHANGING OLD NOTES

   If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer contained in the legend on the old notes. In general, the old notes may not be offered or sold unless they are registered under the 1933 Act. However, they may be offered or sold under an exemption from, or in a transaction not subject to, the 1933 Act and applicable state securities laws. Case does not currently anticipate that it will register the old notes under the 1933 Act.

                       SUMMARY OF TERMS OF THE NEW NOTES

   The form and term of the new notes are substantially identical to the form and term of the old notes, except that the new notes:

  . will be registered under the 1933 Act;

  . will not, except under limited circumstances, have registration rights or rights to additional interest; and

  . will not bear any legends restricting transfer.

   The new notes will evidence the same debt as the old notes and will be governed by the same Indenture under which the old notes were issued.

                                     $300,000,000 of 6 1/4% Notes due December 1, 2003,
Issue............................... Series B.
Interest Payment Dates.............. June 1 and December 1 of each year.
Redemption.......................... None.
Sinking Fund........................ None.

Ranking............................. The new notes will be Case's unsecured obligations and will rank equally with Case's other existing
                                     unsecured and unsubordinated debt. The new notes are
                                     effectively subordinate to all of Case's secured
                                     debt and all indebtedness of Case's subsidiaries
                                     with respect to their assets (aggregating
                                     approximately $3,319 million at March 31, 1999).
Restrictive Covenants............... The indenture governing the new notes requires that if Case issues funded debt secured by certain liens,
                                     the new notes must be equally secured with such
                                     debt. There are also covenants restricting Case's
                                     ability to enter into sale and leaseback
                                     transactions, merge, consolidate and transfer
                                     substantially all of its assets. These restrictions,
                                     however, are subject to a number of qualifications.
                                     See "Description of Notes."

                            SELECTED FINANCIAL DATA

   The following selected historical financial data as of and for each of the five years ended December 31, 1998, has been derived from the audited consolidated and combined financial statements of Case and the Case business of Tenneco, Inc. For all periods after June 24, 1994, the financial data reflects the consolidated results of Case Corporation. For all prior periods, the financial data reflects the combined results of the Case business of Tenneco, Inc. This information should be read in conjunction with Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Case Financial Statements and the related notes included in Item 8 of Case's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Amendment No. 1 on Form 10-K/A, which is incorporated by reference into this prospectus. See "Incorporation of Information Case Files with the SEC." Certain reclassifications have been made to conform prior years' financial statements to the 1998 presentation.

   The selected financial data as of and for the three months ended March 31, 1999 and March 31, 1998 is unaudited and was derived from the consolidated financial statements of Case Corporation. In the opinion of management, the financial results as of and for the three months ended March 31, 1999 and March 31, 1998 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Results for an interim period may not be indicative of the results of operations for any future period. This information should be read in conjunction with Case's first quarter 1999 press release disclosing Case's operating results for that period as filed in a Current Report on Form 8-K dated April 19, 1999, which is incorporated by reference into this prospectus.

                          Three months
                              ended
                            March 31,           Years ended December 31,
                          -------------- -------------------------------------------
                           1999    1998   1998     1997     1996     1995     1994
                          ------  ------ -------  -------  -------  -------  -------
                              (dollars in millions, except per share data)
Income Statement Data:
Net sales...............  $1,084  $1,297 $ 5,738  $ 5,718  $ 5,104  $ 4,824  $ 4,180
Interest income and
 other..................     117      84     411      306      305      281      225
Cost of goods sold......     932   1,019  (4,700)  (4,447)  (3,953)  (3,779)  (3,260)
Selling, general and
 administrative
 expenses...............     174     146    (655)    (570)    (544)    (553)    (576)
Research, development
 and engineering
 expenses...............      49      52    (224)    (196)    (193)    (156)    (127)
Restructuring charge
 (1)....................      --      --    (132)      --       --       --       --
Interest expense........      75      47    (240)    (170)    (160)    (174)    (160)
Other, net..............      30      15     (92)     (47)     (25)     (16)     (24)
                          ------  ------ -------  -------  -------  -------  -------
Income (loss) before
 taxes and cumulative
 effect of changes in
 accounting principles
 and extraordinary
 items..................     (59)    102     106      594      534      427      258
Income tax provision
 (benefit)..............     (11)     33      42      191      185       81       93
                          ------  ------ -------  -------  -------  -------  -------
Income (loss) before
 cumulative effect of
 changes in accounting
 principles and
 extraordinary items....     (48)     69      64      403      349      346      165
Cumulative effect of
 changes in accounting
 principles (2).........      --      --      --       --       --       (9)     (29)
Extraordinary items (3).      --      --      --       --      (33)      --       (5)
                          ------  ------ -------  -------  -------  -------  -------
Net income (loss).......  $  (48) $   69 $    64  $   403  $   316  $   337  $   131
                          ======  ====== =======  =======  =======  =======  =======
Basic earnings (loss)
 per share before
 cumulative effect of
 changes in accounting
 principles and
 extraordinary items:
 Basic earnings (loss)
  per share.............  $(0.68) $ 0.91 $  0.78  $  5.36  $  4.73  $  4.80     N.A.
 Pro forma basic
  earnings per share....    N.A.    N.A.    N.A.     N.A.     N.A.     N.A.  $  2.31
Diluted earnings (loss)
 per share before
 cumulative effect of
 changes in accounting
 principles and
 extraordinary items:
 Diluted earnings (loss)
  per share.............  $(0.68) $ 0.88 $  0.76  $  5.11  $  4.49  $  4.60     N.A.
 Pro forma diluted
  earnings per share....    N.A.    N.A.    N.A.     N.A.     N.A.     N.A.  $  2.24
Cash dividends declared
 per common share.......  $ 0.05  $ 0.05 $  0.20  $  0.20  $  0.20  $  0.20  $  0.10
Balance Sheet Data (at
 the end of year or
 three month period):
Working capital.........  $2,070  $1,071 $ 1,499  $   730  $   510  $   386  $   717
Total assets............   8,863   7,388   8,700    6,981    6,059    5,469    5,052
Long-term debt..........   3,591   1,681   3,080    1,404    1,119      889    1,443
Other long-term
 obligations and
 redeemable preferred
 stock..................     661     518     633      508      492      594      603
Equity..................   1,982   2,250   2,110    2,197    1,904    1,520    1,181
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends (4)..........      --   2.83x   1.33x    3.94x    3.73x    3.03x    2.38x
Deficiency of earnings
 to fixed charges and
 preferred stock
 dividends (4)..........  $  (62)     --      --       --       --       --       --
Ratio of earnings to
 fixed charges (without
 preferred stock
 dividends) (4).........      --   3.00x   1.39x    4.15x    3.96x    3.17x    2.45x
Deficiency of earnings
 to fixed charges
 (without preferred
 stock dividends) (4)...  $  (60)     --      --       --       --       --       --

--------
(1) During the fourth quarter of 1998, Case recorded a restructuring charge of $132 million, $96 million after tax, related to the 1999 closure of its Hamilton, Ontario, and Hugo, Minnesota, manufacturing facilities, as well as other actions that include a worldwide workforce reduction of 2,600 people. For additional information, see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Note 5 to the Case Financial Statements included in Item 8 of Case's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated into this prospectus by reference.
(2) Effective January 1, 1995, Case adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" for its non-U.S. plans, which resulted in a charge of $9 million on a pre-tax and after-tax basis to reflect the cumulative effect of the accounting change. Effective January 1, 1994, Case adopted SFAS No. 112, "Employer's Accounting for Postemployment Benefits," which resulted in a charge of $29 million after tax to reflect the cumulative effect of the accounting change.
(3) In 1996, Case sold $300 million aggregate principal amount of its 7.25% unsecured and unsubordinated notes due 2016 pursuant to a shelf registration statement filed with the SEC in June 1995. The net proceeds from the offering, together with cash and additional borrowings under Case's credit facilities, were used to exercise Case's option to repurchase for cash all of its 10.5% Senior Subordinated Notes and pay accrued interest on those notes. As a result of the repurchase, Case recorded an extraordinary charge of $22 million after tax.

  As a result of establishing new credit facilities in 1996, Case recorded an $11 million extraordinary, after-tax charge for the write-off of unamortized bank fees related to the original bank agreements established at the time of Case's initial public offering in June 1994. In 1994, Case recorded an extraordinary loss of $5 million after tax for the redemption premium resulting from the repayment of approximately $519 million of high interest-bearing debt.

(4) For the computation of the ratio of earnings to fixed charges, "earnings" has been calculated by adding income before taxes, cumulative effect of changes in accounting principles and extraordinary items, interest expense, fixed charges of 50% owned, unconsolidated subsidiaries and the portion of rents representative of an interest factor and amortization of capitalized debt expense. Fixed charges consist of interest expense, interest capitalized, fixed charges of 50% owned, unconsolidated subsidiaries, the portion of rents representative of an interest factor, amortization of capitalized debt expense and, where indicated, preferred stock dividends.

                                  RISK FACTORS

   You should consider carefully the risk factors below as well as the other information in this prospectus before tendering your old notes in the exchange offer.

Consequences of Exchange and Failure to Exchange

   If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, such old notes may not be offered or sold, unless they are:

  . registered under the 1933 Act;

  . offered or sold pursuant to an exemption from the 1933 Act and applicable state securities laws; or

  . offered or sold in a transaction not subject to the 1933 Act and applicable state securities laws.

Case does not currently anticipate that it will register the old notes under the 1933 Act. In addition, holders who do not tender their old notes, except for certain instances involving the initial purchasers or holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferrable new notes pursuant to the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest.

   Based on interpretations by the SEC staff in no-action letters issued to third parties in other transactions that are similar to the exchange offer, Case believes that new notes may be offered for resale, resold and otherwise transferred by a holder that participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery requirements of the 1933 Act, unless:

  . you are Case's "affiliate" (as defined in Rule 405 under the 1933 Act);

  . you did not acquire the new notes in the ordinary course of your business;

  . you intend to participate in the exchange offer for the purpose of distributing (within the meaning of the 1933 Act) new notes; or

  . you are a broker-dealer who purchased old notes from Case to resell them pursuant to Rule 144A under the 1933 Act or any other available exemption under the 1933 Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the 1933 Act in connection with any resale of those new notes. Case has not, however, sought its own no-action letter from the SEC staff. Although there has been no indication of any change in the staff's position, there is no guarantee that the staff would make a similar determination with respect to the resale of the new notes.

   If you cannot accurately make all of the representations required by the letter of transmittal, either on behalf of yourself or any other person on whose behalf you are tendering old notes, then you:

  . will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned no-action letters;

  . will not be permitted or entitled to tender old notes in the exchange offer; and

  . must comply with the registration and prospectus delivery requirements of the 1933 Act in connection with any sale or other transfer of old notes unless such sale is made pursuant to an exemption from such requirements.

Market Consequences of Failure to Exchange Old Notes

   If old notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange may be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a smaller outstanding market value available for trading, which is called the "float," may command a lower price than would a comparable issue of securities with a greater float. As a result, the market price for old notes that are not exchanged in the exchange offer may be affected adversely as old notes exchanged pursuant to the exchange offer reduce the float. The reduced float also may make the trading price of the old notes that are not exchanged more volatile.

                      WHERE YOU CAN FIND MORE INFORMATION

   Case files reports, proxy statements and other information with the SEC. Case's SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Case files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room.

   Case has filed a registration statement on Form S-4 relating to the exchange offer and the new notes with the SEC under the 1933 Act. For further information on Case, the exchange offer and the new notes, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that Case refers you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. Case has included copies of these documents as exhibits to the registration statement or incorporated them by reference into this prospectus.

              INCORPORATION OF INFORMATION CASE FILES WITH THE SEC

   Case is "incorporating by reference" certain information it files with the SEC into this prospectus which means:

  . incorporated documents are considered part of the prospectus;

  . Case can disclose important information to you by referring you to those documents; and

  . information that Case files with the SEC will automatically update and supersede this prospectus.

   Case incorporates by reference each of the documents listed below, which Case filed with the SEC under the 1934 Act:

  . Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Amendment No. 1 on Form 10-K/A, and

  . Current Reports on Form 8-K dated January 26, 1999 and April 19, 1999.

   Case also incorporates by reference each of the following documents that it will file with the SEC after the date of the initial filing of the registration statement with the SEC and prior to effectiveness of the registration statement or after the date of this prospectus but before the termination of the exchange offer:

  . Reports filed under Sections 13(a) and (c) of the 1934 Act,

  . Definitive proxy or information statements filed under Section 14 of the 1934 Act in connection with any subsequent stockholders' meeting, and

  . Any reports filed under Section 15(d) of the 1934 Act.

   You may request a copy of any filings referred to above, at no cost, by writing or telephoning Case at the following address:

       Case Corporation
       Attention: Kevin J. Hallagan, Associate General
        Counsel and Assistant Secretary
       700 State Street
       Racine, Wisconsin 53404
       Telephone: (414) 636-6011

                                CASE CORPORATION

   Case Corporation is a leading worldwide designer, manufacturer, marketer and distributor of farm equipment and light- to medium-sized construction equipment and offers a broad array of financial products and services.

   Case's industrial operations manufacture, market and distribute a full line of farm equipment and light- to medium-sized construction equipment on a worldwide basis. Case's market position is particularly significant in several product categories, including the following:

  . loader/backhoes;

  . skid steer loaders;

  . large, high-horsepower farm tractors; and

  . self-propelled combines.

To facilitate the sale of its products, Case offers wholesale financing to its dealers. Wholesale financing consists primarily of floorplan financing and allows dealers to maintain a representative inventory of products.

   Case's financial services business is provided through Case Capital Corporation, including its wholly owned subsidiary Case Credit(R) Corporation and their subsidiaries and joint ventures. Case Capital provides and administers financing for the retail purchase or lease of new and used Case and other agricultural and construction equipment. Case Capital offers various types of retail financing to end-use customers to facilitate the sale or lease of Case products in the United States, Canada, Australia, Europe and Uzbekistan. In addition, Case Capital facilitates and finances the sale of insurance products to retail customers. It also provides financing for Case dealers and rental equipment yards, and provides other retail financing programs in North America, including a private-label credit card to purchase parts, service, rentals, implements and attachments from Case dealers. Case Capital's retail financing alternatives are intended to be competitive with financing available from third parties.

                                USE OF PROCEEDS

   Case will not receive any proceeds from the exchange offer.

                               THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

   Case sold the old notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., Credit Suisse First Boston Incorporated, NationsBanc Montgomery Securities LLC and Salomon Smith Barney Inc., as initial purchasers, on December 7, 1998. The initial purchasers then resold the old notes under an offering memorandum dated December 2, 1998 in reliance on Rule 144A, Regulation S and other available exemptions under the 1933 Act. On December 2, 1998, Case entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, Case agreed:

  . to file with the SEC a registration statement relating to the exchange offer under the 1933 Act no later than April 21, 1999;

  . to use its reasonable efforts to cause the exchange offer registration statement to be declared effective under the 1933 Act on or before June 6, 1998;

  . to use its reasonable efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

  . to use its reasonable efforts to cause the exchange offer to be consummated not later than 45 days following the date of effectiveness of the exchange offer registration statement.

   In the registration rights agreement, Case agreed to file a shelf registration statement if:

  . Case is not permitted to effect the exchange offer because of any change in law, SEC rules or regulations or applicable interpretations of law, SEC rules or regulations by the SEC staff;

  . for any other reason, the exchange offer registration statement is not declared effective by June 6, 1999 or the exchange offer is not consummated within 45 days after the date of effectiveness of the exchange offer registration statement, but Case may terminate such shelf registration statement at any time, without penalty, if the exchange offer registration statement is declared effective or the exchange offer is consummated;

  . any initial purchaser requests, within 90 days of the consummation of the exchange offer, that Case file a shelf registration statement with respect to any old notes held by it that are not eligible to be exchanged in the exchange offer for new notes; or

  . any holder is not permitted by applicable law to participate in the exchange offer or does not receive freely transferrable new notes pursuant to the exchange offer.

If Case is required to file a shelf registration statement, Case will file the shelf registration statement relating to the old notes on or before the later of:

  . June 6, 1999; or

  . the date that is 60 days after the date that the obligation to file the shelf registration statement arises.

Case will use its reasonable efforts to cause the shelf registration statement to be declared effective no later than 60 days after it is filed. If the shelf registration statement is filed, Case will use its reasonable efforts to keep the shelf registration statement continuously effective in order to permit the prospectus forming a part of the shelf registration statement to be usable for a period of two years (or one year if an initial purchaser requests Case to file the shelf registration statement) from the date of its effectiveness or a shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or otherwise cease to be outstanding.

   A holder who sells old notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the prospectus, and to deliver a copy of the prospectus to purchasers. If Case is required to file a shelf registration statement, Case will provide to each holder of the old notes copies of the prospectus that is a part of the shelf registration statement and notify each such holder when the shelf registration statement becomes effective. Such holder will be subject to certain of the civil liability provisions under the 1933 Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

   The registration rights agreement requires Case to pay the holders of the notes additional interest if a registration default occurs. A registration default includes if:

  . the exchange offer registration statement is not filed with the SEC on or before April 21, 1999;

  . the effective date of the exchange offer registration statement does not occur on or before June 6, 1999;

  . the exchange offer is not consummated on or before the 45th calendar day following the effective date of the exchange offer registration statement; or

  . a shelf registration statement is not filed on or before the deadline for its filing or is not declared effective on or prior to the 60th calendar day following the date of its filing.

If a registration default occurs, the interest rate of the old notes will be increased by 0.25% per year for the first 90-day period following the registration default. The interest rate will increase by an additional 0.25% per year at the beginning of each later 90-day period until all registration defaults have been remedied. The interest rate may not be increased as a result of registration defaults by more than 0.50% per year. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

   The exchange offer is intended to satisfy Case's exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus.

   If you participate in the exchange offer, you will, with limited exceptions, receive notes that are freely tradeable and not subject to restrictions on transfer. You should read this prospectus under the heading "--Resales of New Notes" for more information relating to your ability to transfer new notes.

   The exchange offer is not being made to, nor will Case accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

Expiration Date; Extensions

   The expiration date at the exchange offer is             , 1999 at 5:00
p.m., New York City time. Case, in its sole discretion, may extend the exchange offer. If Case extends the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. Case will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   Case expressly reserves the right, in its sole and absolute discretion:

  . to delay accepting any old notes;

  . to extend the exchange offer;

  . if any of the conditions under "--Conditions of the Exchange Offer" have not been satisfied, to terminate the exchange offer; and

  . to waive any condition or otherwise amend the terms of the exchange offer in any manner.

If the exchange offer is amended in a manner determined by Case to constitute a material change, Case will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes. Any delay in acceptance, extension, termination or amendment will be followed promptly by an oral or written notice of the event to the exchange agent. Case will also make a public announcement of the event. If the announcement relates to an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which Case may choose to make any public announcement and subject to applicable law, Case has no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to a national news service.

Terms of the Exchange Offer

   Case is offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding old notes. Case will accept for exchange any and all old notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to the registration rights agreement and the satisfaction of the conditions described under "--Conditions of the Exchange Offer." Old notes may be tendered only in multiples of $1,000. Holders may tender less than the aggregate principal amount represented by their old notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered old notes or indicate this fact pursuant to the procedures for book-entry transfer described below.

   As of the date of this prospectus, $300 million in aggregate principal amount of the old notes were outstanding. Solely for reasons of administration,
Case has fixed the close of business on         , 1999, as the record date for
purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the old notes (or such holder's legal representative or attorney-in-fact) whose ownership is reflected in the records of The Bank of New York, as registrar, or whose notes are held of record by the depository, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the old notes that are entitled to participate in the exchange offer. Case believes that, as of the date of this prospectus, no holder is an "affiliate' (as defined in Rule 405 under the 1933 Act) of Case.

   Case will be deemed to have accepted validly tendered old notes when, as and if Case gives oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes and for purposes of receiving the new notes from Case. If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

   Holders of old notes do not have any appraisal or dissenters' rights under applicable law or the Indenture as a result of the exchange offer. Case intends to conduct the exchange offer in accordance with the applicable requirements of the 1934 Act and the rules and regulations under the 1934 Act, including Rule 14e-1.

   Holders who tender their initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. Case will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses."

   Neither Case nor its board of directors make any recommendation to holders of old notes as to whether to tender any of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of old notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Conditions of the Exchange Offer

   You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.

   Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, Case will not be required to accept for exchange any old notes, and may terminate or amend the exchange offer if:

  . the exchange offer, or the making of any exchange by a holder, violates any applicable law or interpretation of the SEC staff; or

  . any action or proceeding has been instituted or threatened in any court or by or before any governmental entity with respect to the exchange offer which, in Case's judgment, would reasonably be expected to impair Case's ability to proceed with the exchange offer.

   If Case determines in its sole discretion that any of the above events or conditions has occurred, Case may, subject to applicable law, terminate the exchange offer and return all old notes tendered for exchange or may waive any condition or amend the terms of the exchange offer.

   Case expects that the above conditions will be satisfied. The above conditions are for Case's sole benefit and may be waived by Case at any time in Case's sole discretion. Case's failure at any time to exercise any of the above rights will not be a waiver of those rights and each right will be deemed an ongoing right that may be asserted at any time. Any determination by Case concerning the events described above will be final and binding upon all parties.

Interest

   Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the old note surrendered in exchange for such new note or, if no such interest has been paid or duly provided for on such old note, from December 7, 1998. Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on such old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on such old notes prior to the original issue date of the new notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such old notes, and will be deemed to have waived the right to receive any interest on such old notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after December 7, 1998. Interest on the new notes will be payable semi-annually on June 1 and December 1 of each year.

Procedures for Tendering Old Notes

   The tender of a holder's old notes and Case's acceptance of old notes will constitute a binding agreement between the tendering holder and Case upon the terms and conditions of this prospectus and the letter of transmittal. Unless a holder tenders old notes according to the guaranteed delivery procedures or the book-entry procedures described below, the holder must transmit the old notes, together with a properly completed and executed letter of transmittal and all other documents required by the letter of transmittal, to the exchange agent at its address before 5:00 p.m., New York City time on the expiration date. The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the tendering holder. If delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. Instead of delivery by mail, it is recommended that each holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

   Any beneficial owner of the old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes in the exchange offer should contact that registered holder promptly and instruct that registered holder to tender on its behalf. If the beneficial owner wishes to tender directly, it must, prior to completing and executing the letter of transmittal and tendering old notes, make appropriate arrangements to register ownership of the old notes in its name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

   Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account in accordance with DTC's procedures for such transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer before the expiration date. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile), properly completed and executed, with any required signature guarantees and any other required documents or an agent's message (as described below), must in any case, be delivered to and received by the exchange agent at its address on or before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

   DTC has confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.

   The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation, that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that Case may enforce such agreement against that participant.

   Each signature on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes are tendered:

  . by a registered holder who has not completed the box entitled "Special
    Delivery Instructions"; or

  . for the account of an eligible institution (as described below).

If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the signature must be guaranteed by a participant in a recognized Medallion Signature Program (a "Medallion Signature Guarantor"). If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by the registered holder, with the signature guaranteed by a Medallion Signature Guarantor. If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should sign in that capacity when signing. Such person must submit evidence satisfactory to Case, in Case's sole discretion, of his authority to so act unless Case waives such requirement.

   As used in this prospectus with respect to the old notes, a "registered holder" is any person in whose name the old notes are registered on the books of the registrar. An "eligible institution" is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the 1934 Act.

   All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of old notes tendered for exchange will be determined by Case in its sole discretion. Case's determination will be final and binding. Case reserves the absolute right to reject old notes not properly tendered and to reject any old notes if acceptance might, in the judgment of Case or its counsel, be unlawful. Case also reserves the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes at any time, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. The interpretation by Case of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such period of time as Case determines. Neither Case nor the exchange agent is under any duty to give notification of defects in such tenders or will incur any liability for failure to give such notification. The exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange but will not incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived.

   By tendering, you will represent to Case that, among other things:

  . the new notes to be received in the exchange offer are being acquired in the ordinary course of your business;

  . you do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution (within the meaning of the 1933 Act) of the new notes;

  . you are not a broker-dealer that acquired your notes directly from Case in order to resell them pursuant to Rule 144A under the 1933 Act or any other available exemption under the 1933 Act;

  . if you are a broker-dealer that acquired old notes as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of new notes acquired in the exchange offer;

  . you are not Case's "affiliate" (as defined in Rule 405 under the 1933
    Act).

In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

Guaranteed Delivery Procedures

   Holders who wish to tender their old notes and:

  . whose old notes are not immediately available, or

  . who cannot deliver their old notes or any other documents required by the letter of transmittal to the exchange agent on or before the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their old notes according to the guaranteed delivery procedures described in the letter of transmittal.

Those procedures require that:

  . tender be made by or through an eligible institution and a notice of guaranteed delivery must be signed by such holder;

  . on or before the expiration date, the exchange agent receive from the holder and the eligible institution a properly completed and executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered old notes, and the principal amount of tendered old notes, which states that the tender is being made pursuant to the guaranteed delivery procedures and guaranteeing that, within four business days after the date of delivery of the notice of guaranteed delivery, the tendered old notes in proper form for transfer or confirmation of a book-entry transfer of those old notes into the exchange agent's account at DTC, a duly executed letter of transmittal and any other required documents will be deposited by the eligible institution with the exchange agent; and

  . properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer or confirmation of a book-entry transfer of such old notes into the exchange agent's account at DTC be received by the exchange agent within four business days after the expiration date.

Any holder who wishes to tender old notes pursuant to the guaranteed delivery procedures must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such old notes before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

   Upon satisfaction or waiver of all the conditions to the exchange offer, Case will accept old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after acceptance of the old notes. For purposes of the exchange offer, Case will be deemed to have accepted validly tendered old notes, when, as and if Case has given notice to the exchange agent.

Withdrawal Rights

   Tenders of the old notes may be withdrawn by delivery of a written or facsimile transmission notice to the exchange agent, at its address set forth under "--The Exchange Agent; Assistance" at any time before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  . specify the name of the person having deposited the old notes to be withdrawn;

  . identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes), or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which old notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by Case in its sole discretion, executed by the registered holder, with the signature guaranteed by a Medallion Signature Guarantor, together with the other documents required upon transfer by the Indenture; and

  . specify the name in which the old notes are to be re-registered, if different from the person who deposited the old notes.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Case, in its sole discretion. The old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but are withdrawn will be returned to the holder without cost as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered pursuant to the procedures described under "--Procedures for Tendering Old Notes" at any time on or before the expiration date.

The Exchange Agent; Assistance

   The Bank of New York, a New York banking corporation, is the exchange agent. All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

       By Registered or Certified Mail:

       The Bank of New York
       101 Barclay Street, Floor 7-E
       New York, NY 10286
       Attention: Reorganization Section

       By Hand or Overnight Courier:

       The Bank of New York
       101 Barclay Street
       Corporate Trust Services Window
       Ground Level
       New York, NY 10286
       Attention: Reorganization Section

       By Facsimile: (212) 815-
    6339
       Attention: _______________________________________________
       Confirm by Telephone (eligible institutions only):________

Fees and Expenses

   Case will bear the expenses of soliciting old notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of Case and its affiliates and by persons so engaged by the exchange agent.

   Case will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the Indenture, filing fees, blue sky fees and printing and distribution expenses.

   Case has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer.

   Case will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of those taxes or exemption is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

   The new notes will be recorded at the same carrying value as the old notes, as reflected in Case's accounting records on the date of the exchange. Accordingly, Case will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Consequences of Not Exchanging Old Notes

   As a result of this exchange offer, Case will have fulfilled most of its obligations under the registration rights agreement, and holders who do not tender their old notes, except for certain instances involving the initial purchasers or holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferrable new notes pursuant to the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Accordingly, any holder that does not exchange its old notes for new notes will continue to hold the untendered old notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

   The old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities within the meaning of the 1933 Act. In general, such old notes may be resold only:

  . to Case or any of its subsidiaries;

  . inside the United States to a "qualified institutional buyer" in compliance with Rule 144A under the 1933 Act;

  . inside the United States to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3), or (7) under the 1933 Act), or an "accredited investor" that, prior to such transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing certain representations and agreements relating to the restrictions on transfer of the new notes, the form of which letter can be obtained from the trustee;

  . outside the United States in compliance with Rule 904 under the 1933 Act;

  . pursuant to the exemption from registration provided by Rule 144 under the 1933 Act, if available; or

  . pursuant to an effective registration statement under the 1933 Act.

   Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the old notes from the initial purchasers will be required to sign a letter confirming that it is an accredited investor under the 1933 Act and that it acknowledges the transfer restrictions summarized above.

Resales of the New Notes

   Case is making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. However, Case has not sought its own interpretive letter. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in the interpretive letters to third parties. Based on these interpretations by the staff, and except as provided below, Case believes that new notes may be offered for resale, resold and otherwise transferred by a holder that participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the 1933 Act. In order to receive new notes that are freely tradeable, a holder must acquire the new notes in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution (within the meaning of the 1933 Act) of the new notes. Holders wishing to participate in the exchange offer must make the representations described in "--Procedures for Tendering Old Notes" above.

   Any holder of old notes:

  . who is Case's "affiliate" (as defined in Rule 405 under the 1933 Act);

  . who did not acquire the new notes in the ordinary course of its business;

  . who intends to participate in the exchange offer for the purpose of distributing (within the meaning of the 1933 Act) new notes; or

  . who is a broker-dealer who purchased old notes from Case to resell them pursuant to Rule 144A under the 1933 Act or any other available exemption under the 1933 Act,

will be subject to separate restrictions. Each holder in any of the above categories:

  . will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

  . will not be permitted or entitled to tender old notes in the exchange offer; and

  . must comply with the registration and prospectus delivery requirements of the 1933 Act in connection with any sale or other transfer of old notes unless such sale is made pursuant to an exemption from such requirements.

   In addition, if you are a broker-dealer holding old notes acquired for your own account, then you may be deemed a statutory "underwriter" within the meaning of the 1933 Act and must deliver a prospectus meeting the requirements of the 1933 Act in connection with any resales of your new notes. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the 1933 Act in connection with any resale of those new notes. The letter of transmittal states that by making the above acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the 1933 Act. Based on the position taken by the SEC staff in the interpretive letters referred to above, Case believes that broker-dealers who acquired old notes for their own accounts, as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes (other than old notes which represent an unsold allotment from the original sale of the old notes) with a prospectus meeting the requirements of the 1933 Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such new notes. Accordingly, this prospectus, as it may be amended or supplemented, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the registration rights agreement, Case has agreed that this prospectus may be used by a Participating Broker-Dealer in connection with resales of such new notes. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this prospectus in connection with the resale of new notes received in exchange for old notes pursuant to the exchange offer must notify Case, or cause Case to be notified, on or before the expiration date of the exchange offer, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address set forth under "--The Exchange Agent; Assistance." Any Participating Broker-Dealer who is an "affiliate" of Case may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the 1933 Act in connection with any resale transaction.

   Each Participating Broker-Dealer who tenders old notes pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal, that, upon receipt of notice from Case of the occurrence of any event or the discovery of any fact which makes any statement contained in this prospectus untrue in any material respect or which causes this prospectus to omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the registration rights agreement, such Participating Broker-Dealer will suspend the sale of new notes pursuant to this prospectus until Case has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such Participating Broker-Dealer or Case has given notice that the sale of the new notes may be resumed, as the case may be.

Miscellaneous

   Participation in the exchange offer is voluntary and holders should carefully consider whether to accept. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

                              DESCRIPTION OF NOTES

   The old notes were, and the new notes will be, issued as a single series of securities under the Indenture, dated as of July 31, 1995, between Case and The Bank of New York, as trustee. The form and term of the new notes are substantially identical to the form and term of the old notes, except that the new notes:

  . will be registered under the 1933 Act;

  . will not, except under limited circumstances, have registration rights or rights to additional interest; and

  . will not bear any legends restricting transfer.

The new notes will be issued solely in exchange for an equal principal amount of old notes. As of the date of this prospectus, $300 million aggregate principal amount of old notes is outstanding. See "The Exchange Offer."

   The following summaries of certain provisions of the Indenture are not complete; they are subject to all the provisions of the Indenture, including definitions of terms used in the Indenture. Wherever Case refers to particular sections or defined terms used in the Indenture, such sections or defined terms are automatically incorporated into this prospectus. Case has filed a copy of the Indenture with the SEC and the Indenture is incorporated by reference into the registration statement. In addition to the old notes, which were issued on December 7, 1998, Case has issued $300,000,000 aggregate principal amount of its 7 1/4% Notes due August 1, 2005 and $300,000,000 aggregate principal amount of its 7 1/4% Notes due January 15, 2016 under the Indenture.

General

   The Indenture does not limit the amount of securities that may be issued under it. Securities may be issued from time to time in one or more series. The new notes will be unsecured and unsubordinated obligations of Case and will rank equally and ratably with other unsecured and unsubordinated obligations of Case. The new notes are effectively subordinate to all of Case's secured debt and all indebtedness of subsidiaries of Case with respect to the assets of such subsidiaries (aggregating approximately $3,319 million at March 31, 1999).

   The new notes will mature on December 1, 2003. The new notes will be limited to $300,000,000 aggregate principal amount. Interest on the new notes will be computed on the basis of a 360-day year of twelve 30-day months and will be payable on each June 1 and December 1. Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the old note surrendered in exchange for such new note or, if no such interest has been paid or duly provided for on such old note, from December 7, 1998. Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on such old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on such old notes prior to the original issue date of the new notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such old notes, and will be deemed to have waived the right to receive any interest on such old notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after December 7, 1998. Interest payable on the new notes on each interest payment date will include interest accrued from the previous interest payment date or, if no such interest has been paid or duly provided for, from December 7, 1998. Case will pay interest to the person in whose name a note (or any predecessor note) is registered at the close of business on the May 15 or November 15, as the case may be, before such interest payment date.

   Payments of principal and interest to owners of interests in the global notes are expected to be made in accordance with the depository's and its participants' procedures. See "--Book-Entry Notes." Principal of, any premium, and interest on notes in definitive form will be payable at the office or agency of Case maintained for such purpose in New York, New York. Initially, payments will be made at the office of an affiliate of the paying agent. The trustee will initially be the securities registrar and paying agent. The payment of interest on notes in definitive form may be made at the option of Case by check mailed to the person entitled to payment as shown on the security register. The notes will be exchangeable and transferable at the office or agency of Case in New York, New York, which initially will be at the office of an affiliate of the paying agent. Except as otherwise described in "--Book-Entry Notes," the new notes will be issued only in fully registered form without coupons and in denominations of $1,000 or integral multiples of $1,000. Case will not impose a service charge for any registration of transfer or exchange of notes, but Case may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with a registration or transfer or exchange.

   Case will pay principal, any premium, and interest on the notes in immediately available funds. The new notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company. Thus, purchasers of new notes in the secondary market must pay for the notes in immediately available funds.

   The new notes are not redeemable prior to maturity. The new notes do not provide for any sinking fund.

   The provisions of Sections 13.2 and 13.3 of the Indenture relating to defeasance and covenant defeasance are applicable to the notes. See "-- Defeasance and Covenant Defeasance."

   The Indenture does not contain covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

Book-Entry Notes

   The old notes offered and sold to qualified institutional buyers (as defined under Rule 144A of the 1933 Act) or "QIBs" were each registered in book-entry form and are represented by two global notes in fully registered form without interest coupons. These global notes were deposited with the trustee as custodian for The Depository Trust Company or "DTC" and registered in the name of Cede & Co.

   The old notes offered and sold to persons outside the United States who received such old notes pursuant to sales in accordance with Regulation S under the 1933 Act were initially represented by a global note certificate in fully registered form without interest coupons. This certificate was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. Before the expiration of the "40-day restricted period" (within the meaning of Rule 903 of Regulation S), transfers of interest in this certificate were only effected through records maintained by DTC, Cedel Bank, societe anonyme ("CEDEL") or the Euroclear System ("Euroclear").

   Except as described below, the new notes will be represented by one or more global notes. Case will deposit the global notes representing the new notes with DTC. The global notes will be registered in the name of DTC or its nominee. Except as provided below, the new notes will not be issued in definitive form. One certificate will be issued in the principal amount of $200 million of principal amount and one certificate will be issued in the principal amount of $100 million.

   Holders of new notes who elect to take physical delivery of their certificates instead of holding their interest through the global notes will be issued a certificated new note in registered form. Upon the transfer of any certificated new note initially issued to such holders, such certificated new note will, unless the transferree requests otherwise or the global notes have previously been exchanged in whole for certificated new notes, be exchanged for an interest in the global notes representing the new notes.

   The Depository Trust Company is a limited-purpose trust company organized under the New York Banking Law. It is a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants (including CEDEL and Euroclear) deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic book-entry changes in participants' accounts, which eliminates the need for physical movement of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. These other entities are referred to as "indirect participants." The rules applicable to DTC and its participants are on file through the SEC.

   Purchases of new notes represented by a global note under DTC's system must be made by or through direct participants. Direct participants will receive a credit for the new notes on DTC's records. The ownership interest of each actual purchaser of each note will be recorded on the direct and indirect participants' records. Each actual purchaser is referred to as a "beneficial owner." Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction and periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the new notes will be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the new notes, except if use of the book-entry system for the new notes is discontinued. All beneficial ownership interests in the global notes, including those held through Euroclear or CEDEL, will be subject to the procedures and requirements of DTC and where applicable, Euroclear or CEDEL. The laws of some states require that certain purchasers of notes take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.

   So long as the depository for the global notes, or its nominee, is the registered owner of the global notes, it will be considered the sole owner or holder of the notes represented by the global notes. Except as provided below, owners of beneficial interests in the new notes represented by the global notes will not be entitled to have their new notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of the new notes in definitive form and will not be considered the owners or holders of the notes under the Indenture.

   To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the new notes with DTC and their registration in the name of Cede & Co. cause no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the new notes; its records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them. Those arrangements are subject to any applicable statutory or regulatory requirements.

   Neither DTC nor Cede & Co. will consent or vote with respect to the new notes. Under its usual procedures, DTC mails an omnibus proxy to Case as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to direct participants whose accounts the new notes are credited on the record date. Those direct participants are identified in a listing attached to the omnibus proxy.

   Case will make payments of principal, any premium and interest on the global notes through the trustee or a paying agent to the depository, as the registered owner of the global notes. Neither Case, the trustee, nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global notes, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

   DTC has advised Case that, upon its receipt of any payment in respect of a global note, it will credit direct participants' accounts on the payable date in accordance with their respective holdings shown on its records unless it has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with notes held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participant and not of DTC, the paying agent or Case, subject to any applicable statutory or regulatory requirements. It is Case's responsibility or the paying agent's responsibility to make payments to DTC. It is the responsibility of DTC to disburse the payments to direct participants. It is the responsibility of direct and indirect participants to disburse the payments to beneficial owners.

   Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of certificated notes for any reason, including to sell notes to persons in states which require physical delivery of such notes or to pledge such notes, such holder must transfer its interest in the global note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or CEDEL participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository. However, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlements applicable to DTC. CEDEL participants and Euroclear participants may not deliver instructions directly to the depositories for CEDEL or Euroclear.

   Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. The credit of any transactions in interest in a global note settled during such processing day will be reported to the relevant Euroclear or CEDEL participant on such day. Cash received in Euroclear or CEDEL as a result of sales of interests in a global note by or through a Euroclear or CEDEL participant to a DTC participant will be received for value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day following settlement in DTC.

   Subject to certain conditions, any person having a beneficial interest in a global note may, upon request to the trustee, exchange its beneficial interest for certificated notes. Upon any such issuance of certificated notes, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, the person or persons who requested certificated notes or its nominee. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by Case within 90 days, Case will issue certificated notes in exchange for the global notes. If there is an event of default under the Indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.

   DTC informs Case that its management is aware that some computer applications, systems, and the like for processing data may encounter "Year 2000 problems." DTC informs Case that it has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payments of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades, continue to function appropriately. According to DTC, this program includes a complete technical assessment and a complete remediation plan. Additionally, DTC informs Case that its plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, DTC informs Case that its ability to perform properly its services is also dependent upon other parties, including issuers and their agents, and third party vendors that license software and hardware and provide information or services, including telecommunications and electrical utility services. DTC has informed Case that it is contacting, and will continue to contact, third party vendors that provide services to impress upon them the importance of those services being Year 2000 compliant and determine the extent of their efforts for Year 2000 remediation and testing of their services. In addition, DTC informs Case that it is in the process of developing contingency plans it deems appropriate.

   According to DTC, the above information has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

   The information in this section concerning DTC and its book-entry system has been obtained from sources that Case believes to be reliable. However, Case takes no responsibility for the accuracy of that information.

Certain Covenants of Case

   Limitations on Secured Funded Debt. Some of Case's property may be subject to a mortgage or other legal mechanism that gives Case's lenders preferential rights in that property over other lenders (including the investors in the notes) or over Case's general creditors if Case fails to pay them back. These preferential rights are called "liens." Case and its Restricted Subsidiaries may not place a lien on any Principal Property to secure Funded Debt unless you and all other holders of the debt securities issued under the Indenture are granted an equal or higher ranking lien on the same property. "Funded Debt" is indebtedness of Case or a Restricted Subsidiary that matures more than 12 months from the time of computation. Funded Debt includes any guarantees of such indebtedness that are not ordinary course guarantees made to sell receivables, trade acceptances or other paper. Funded Debt also includes capital lease obligations (as defined in the Indenture) and, in the case of Restricted Subsidiaries, preferred stock of the Restricted Subsidiary.

   However, Case and its Restricted Subsidiaries will not be obligated to grant you a lien as described above if:

  . all Funded Debt secured by a lien on any Principal Property, including the newly created Funded Debt secured by a lien on any Principal Property, plus

  . all Attributable Debt relating to sale and leaseback transactions concerning a Principal Property, other than Attributable Debt that may be disregarded as described in "--Restrictions on Sales and Leasebacks" below, would not exceed 15% of Consolidated Net Tangible Assets.

   This restriction on liens does not apply to the types of liens described below, and Case and its Restricted Subsidiaries may disregard, when calculating the amount of Funded Debt that is secured by a lien, any Funded Debt secured by the following types of liens:

      (1) liens on property of any corporation existing at the time the corporation becomes a subsidiary of Case;

      (2) liens on property existing at the time of acquisition of the property or incurred within 180 days of acquisition by Case or any Restricted Subsidiary;

      (3) liens on property that Case or a Restricted Subsidiary acquired after July 31, 1995, if the lien was created before or within 270 days after the acquisition to secure any part of the purchase price of the property;

      (4) liens on property that Case or a Restricted Subsidiary constructed after July 31, 1995, if the lien was created before or within 270 days after the later of:

    . the completion of construction, or

    . the beginning of commercial operation of the property

   to secure any part of the construction price of the property;

      (5) liens in favor of Case or any Restricted Subsidiary;

      (6) liens in favor of a United States federal or state governmental authority to secure payments under any contract or provisions of any statute;

      (7) liens incurred or assumed in connection with issuing revenue bonds that bear interest exempt from federal income taxation under Section 103(b) of the Internal Revenue Code;

      (8) liens securing performance of any contract or undertaking not in connection with borrowing of money, obtaining advances or credit or securing Funded Debt, if made and continuing in the ordinary course of business;

      (9) liens incurred in connection with Case's or a Restricted Subsidiary's engaging in leveraged or single-investor lease transactions, as long as the borrowings secured by the liens are payable solely out of the income and proceeds of the property subject to the lien and are not a general obligation of Case or the Restricted Subsidiary;

       (10) Any of the following types of liens involving Case or a Restricted Subsidiary:

    . liens arising under worker's compensation, unemployment compensation or similar laws;

    . good faith deposits in connection with bids, tenders or contracts or to secure a public or statutory obligation;

    . cash deposits to secure surety or appeal bonds and similar pledges or deposits made in the ordinary course of business;

    . mechanics' liens, vendors' liens and other similar liens imposed by law;

    . liens arising out of a judgment against Case or as a Restricted
      Subsidiary that:

    . Case or its Restricted Subsidiary is appealing; and

    . a stay of execution of the judgment is in effect pending the appeal;

    . liens for taxes that are being contested in good faith or that are not subject to penalties for nonpayment; or

    . minor title exceptions or encumbrances on real property that, in the opinion of Case, do not materially detract from the value of the properties or impair their use;

       (11) liens incurred to finance construction, alteration or repair of any Principal Property and improvements to any Principal Property before or within 270 days after completion of construction, alteration or repair; or

       (12) any extension, renewal, refunding or replacement of the liens described above.

   Restrictions on Sale and Leasebacks. Case and its Restricted Subsidiaries may not enter into sale and leaseback transactions involving a Principal Property, except as described below. A "sale and leaseback transaction" generally is an arrangement where Case or a Restricted Subsidiary leases property for a period in excess of three years from a lessor (other than Case or a Restricted Subsidiary), which property has been or is to be transferred by Case or the Restricted Subsidiary to the lessor.

   However, Case and its Restricted Subsidiaries may enter into a sale and leaseback transaction without being subject to the above restriction if:

  . all Attributable Debt relating to all sale and leaseback transactions concerning any Principal Property, including the newly created Attributable Debt under the sale and leaseback transaction concerning any Principal Property, plus

  . all Funded Debt secured by a lien on any Principal Property, other than Funded Debt secured by liens that may be disregarded when calculating the amount of Funded Debt secured by a lien as described in "--Limitations on Secured Funded Debt" above, would not exceed 15% of Consolidated Net Tangible Assets.

   This covenant does not apply to, and there will be excluded from Attributable Debt in any computation under this covenant or under "-- Limitations on Secured Funded Debt" above, Attributable Debt with respect to any sale and leaseback transaction if:

     (1) Case or a Restricted Subsidiary is permitted to create Funded Debt secured by a lien that may be disregarded for purposes of calculating the amount of secured Funded Debt as described in "--Limitations on Secured Funded Debt" above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction, without granting an equal or higher ranking lien to you and all other holders of the debt securities;

     (2) Case or a Restricted Subsidiary, within 270 days after the transfer has been made, applies an amount in cash equal to the greater of:

    . the net proceeds of the transfer of the Principal Property leased, or

    . the fair market value of the Principal Property leased at the time of entering into the arrangement, as determined by Case,

  to the retirement of Funded Debt secured by a lien on any Principal Property, other than such secured Funded Debt owned by Case or any Restricted Subsidiary;

     (3) Case or a Restricted Subsidiary applies the net proceeds of the transfer of the Principal Property leased toward investment in another Principal Property within 270 days before or after the transfer, as long as the proceeds invested in the other Principal Property do not exceed

    . the total cost of Case or any Restricted Subsidiary in the other
      Principal Property, minus

    . amounts secured by any purchase money or construction mortgages on the Principal Property that was transferred; or

     (4) the effective date of the arrangement is within 270 days of the acquisition of the Principal Property or completion of construction and commencement of operation of the Principal Property, whichever is later.

   Restrictions on Funded Debt of Certain Restricted Subsidiaries. A Restricted Subsidiary may not be liable for any Funded Debt, except:

  . any Credit Subsidiary may be liable for Funded Debt; and

  . all other Restricted Subsidiaries may be liable for Funded Debt if all Funded Debt of Restricted Subsidiaries, including the newly created Funded Debt of Restricted Subsidiaries, would not exceed 15% of Consolidated Industrial Tangible Assets.

   The following types of Funded Debt will be disregarded when calculating the amount of Funded Debt for purposes of this restriction:

  . Funded Debt of any corporation existing at the time it becomes a Restricted Subsidiary; and

  . indebtedness among Case and its subsidiaries and indebtedness between Case's subsidiaries.

This restriction will also not prohibit Restricted Subsidiaries from incurring indebtedness in connection with any extension, renewal, refinancing, replacement or refunding of any of their indebtedness, as long as the principal amount of the indebtedness being extended, renewed, refinanced, replaced or refunded is not increased. However, such indebtedness will be included in computing Funded Debt under this restriction.

   Definitions. Following are the meanings of some of the terms that are important in understanding the above covenants.

   "Attributable Debt" means, for each lease with a remaining term of more than 12 months, the present value of the rental payments to be made during the term of the lease (without considering extensions), discounted, assuming semi-annual compounding, at the rate per year equal to the greater of:

  . the weighted average yield to maturity of all debt securities outstanding under the Indenture (as computed under the Indenture); and

  . the interest rate inherent in the lease, as determined in good faith by Case.

   "Consolidated Industrial Tangible Assets" means, at any date, the total assets appearing on the industrial consolidated balance sheet of Case and its Restricted Subsidiaries (other than Credit Subsidiaries) as at the applicable fiscal quarter end of Case, minus intangible assets (as defined in the Indenture).

   "Consolidated Net Tangible Assets" means, at any date, the total assets appearing on the consolidated balance sheet of Case and its Restricted Subsidiaries as at the applicable fiscal quarter end of Case minus:

     (a) all current liabilities (due within one year);

     (b) applicable reserves;

     (c) investments in and advances to subsidiaries that are not Restricted Subsidiaries, and that are consolidated on the consolidated balance sheet of Case and its subsidiaries; and

     (d) intangible assets (as defined in the Indenture) and liabilities relating to intangible assets as set forth on the consolidated balance sheet for such quarter.

   "Credit Subsidiary" means Case Credit Corporation and its subsidiaries and any other subsidiary (including any securitization subsidiary (as defined in the Indenture)) whose principal business consists of financing Case's dealers or distributors or the acquisition or disposition of products, by dealers, distributors or retail customers. Credit Subsidiaries will not include Case Wholesale Receivables Inc. and any other securitization subsidiary that is a subsidiary of Case Corporation and not of Case Credit Corporation.

   "Principal Property" means any manufacturing plant or foundry located in the U.S. and owned and operated by Case or any Restricted Subsidiary on or after July 31, 1995, and any manufacturing equipment owned by Case or any Restricted Subsidiary on or after July 31, 1995 located in that manufacturing plant.

   "Restricted Subsidiary" means any subsidiary of Case other than

   (a) a subsidiary

    . formed for the purpose of engaging in securitization transactions (as defined in the Indenture);

    . whose indebtedness and other obligations are not guaranteed by Case or any Restricted Subsidiary; and

    . whose indebtedness does not subject Case's or any Restricted
      Subsidiary's property to any lien, except liens:

      . arising out of representations, warranties and covenants made in the ordinary course of a securitization transaction; and

      . arising from credit support relating to securitization transactions that is customarily necessary or desirable; and

  (b) any subsidiary designated by Case's board of directors that does not have a material interest in any Principal Property.

Events of Default

   Any one of the following events will be an event of default for any series of debt securities issued under the Indenture, including the old notes and new notes:

     (1) Case fails to pay any interest on the debt security within 30 days after its due date;

     (2) Case fails to pay principal of or any premium on the debt security on its due date;

     (3) Case fails to deposit any sinking fund or other payment on the debt security on its due date;

     (4) Case fails to perform or breach any of its other covenants or warranties in the Indenture, unless the covenant or warranty does not apply to your series of debt securities, for 60 days after Case receives a written notice stating Case is in breach;

     (5) Case becomes bankrupt or insolvent;

     (6) Case defaults under any other indebtedness and, as a result of the default, a principal amount of indebtedness exceeding $60 million is declared due and payable prior to its maturity date and Case does not take sufficient action specified in the Indenture to remedy that default; or

     (7) any other event of default provided with respect to a particular series of debt securities.

   If any event of default with respect to any outstanding series of the debt securities occurs and is not remedied as provided in the Indenture, either the trustee or the holders of at least 25% of the outstanding principal amount of that series of the debt securities may declare the entire principal amount of that series of debt securities to be due and payable immediately. This is called a declaration of acceleration. At any time after a declaration of acceleration has been made, but before a judgment based on acceleration has been obtained, the holders of a majority of the aggregate principal amount of that series of outstanding debt securities may, under certain circumstances, rescind the acceleration.

   The Indenture provides that, subject to the duty of the trustee during default to act with the required standard of care if an event of default occurs, the trustee is not required to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless the holders have offered to the trustee reasonable protection from losses and expenses, which is called "indemnity." If indemnity is given, the holders of a majority of the principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any legal action for any remedy available to the trustee, or exercising any of the trustee's powers with respect to that series of debt securities.

   You will not have the right to take legal action under the Indenture, unless

  . you give the trustee written notice of an event of default that is not remedied on time,

  . the holders of at least 25% of the principal amount of your series of outstanding debt securities have requested in writing, and offered reasonable indemnity, to the trustee to take legal action, and

  . the trustee has not received from the holders of a majority of the principal amount of your series of the outstanding debt securities a direction not to take legal action or otherwise has failed to take legal action within 60 days.

However, these limitations do not apply to a suit instituted by a holder of a debt security to enforce payment of the principal of and any premium or interest on the holder's debt security on or after the due dates expressed in the debt security.

   Case is required to furnish to the trustee annually a statement as to its performance of certain of its obligations under the Indenture and as to any default in its performance.

Modification and Waiver

   Case may modify and amend the Indenture only if the trustee and the holders of at least the majority of the principal amount of each series of the outstanding debt securities issued under the Indenture and affected by the modification or amendment consent to the amendment. Case may not make the following amendments without the consent of the holders of all affected debt securities:

     (1) any change to the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

     (2) any reduction to the principal amount of, any premium, or unless Case indicates otherwise in a prospectus supplement, interest on any debt security including, in the case of an original issue discount security, the amount payable upon acceleration;

     (3) any change in the place or currency of payment of principal of, any premium, or interest on any debt security;

     (4) any changes that impair your right to take legal action for enforcement of any payment on any debt security on or after its stated maturity or, in the case of redemption, on or after the redemption date; or

     (5) any reduction in the percentage of the principal amount of any series of outstanding debt securities that must consent to modify or amend the Indenture, to waive compliance with its provisions or to waive events of default.

   The holders of at least a majority of the principal amount of any series of outstanding debt securities may, on behalf of all holders of that series, waive Case's compliance with some of the restrictive provisions of the Indenture. The holders of at least a majority of the principal amount of any series of outstanding debt securities may, on behalf of all holders of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest and a default in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of each holder of the affected series of outstanding debt securities.

Consolidation, Merger and Sale of Assets

   Case may not consolidate with or merge into any other person or, transfer substantially all of its assets to any person. Case also may not permit any person to merge into or consolidate with Case or transfer substantially all of its asset to Case.

   The above restrictions do not apply to:

     (1) any successor to Case or purchaser of substantially all of Case's assets that is organized under the laws of the United States of America, any state or the District of Columbia, and assumes Case's obligations relating to the debt securities;

     (2) immediately after the transaction, no event of default, has occurred or would occur; and

     (3) if Case's properties or assets become subject to a lien that is not permitted by the Indenture, Case or its successor grants you a lien on that property that is equal or superior to the lien resulting from the transaction.

Defeasance and Covenant Defeasance

   The Indenture provides that, if the terms of any debt security permit, at its option, Case:

     (1) will be discharged from its obligations under the debt securities except for its obligations to register the transfer of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust; or

     (2) is not required to comply with certain restrictive covenants in the Indenture, including those described under "--Certain Covenants of Case," and the event described in clause (4) under "--Events of Default" will no longer be an event of default, if Case deposits with the trustee to hold in trust a sufficient amount of money or U.S. government obligations to make all required payments on the debt securities of such series when the payments are due. The due dates may include one or more redemption dates designated by Case. All payments must be made in accordance with the terms of such series of debt securities. Case may establish a trust arrangement of this type only if, among other things:

     (a) no event of default has occurred or would occur on the date of the deposit or on any later date specified in the Indenture if Case becomes bankrupt or insolvent;

     (b) the deposit will not cause the trustee to have any conflict of interest with any of Case's other debt securities;

     (c) the defeasance will not violate or be a default under the Indenture or any of Case's agreements; and

     (d) Case has delivered an opinion of counsel that states that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit or defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred. The opinion of counsel, in the case of full defeasance described in clause (1) above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to Case, or otherwise be based on a change in federal income tax laws after the date of the Indenture.

If Case does not comply with its remaining obligations under the Indenture after a covenant defeasance and the series of debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on that series of debt securities at the time of the acceleration. However, Case will remain liable for such payments.

Concerning the Trustee

   The Bank of New York is the trustee under the Indenture. The Bank of New York is also trustee under certain indentures of Case Credit Corporation, a subsidiary of Case. The Bank of New York performs services for Case and its affiliates in the ordinary course of business and is a lender bank under certain credit facilities of Case and its affiliates.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion summarizes the material federal income tax considerations of the issuance of the new notes and the exchange offer. This summary does not discuss all aspects of federal income taxation that may be relevant to particular holders of new notes, especially in light of a holder's personal investment circumstances, or to certain types of holders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations and foreign corporations and individuals who are not citizens or residents of the United States) and does not discuss any aspects of state, local or foreign taxation. This discussion is limited to those holders who will hold the new notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

   This summary is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

   Exchange Offer. The exchange of old notes for new notes pursuant to the exchange offer should not be treated as a taxable "exchange" because the new notes should not be considered to differ materially in kind or extent from the old notes. Rather, the new notes received by a holder of the old notes should be treated as a continuation of the old notes. As a result, there should be no gain or loss to holders exchanging the old notes for the new notes pursuant to the exchange offer.

   Interest. A holder will be required to include in gross income the stated interest on the old notes or the new notes in accordance with the holder's method of tax accounting.

   Tax Basis. Generally, a holder's tax basis in a note will initially be the holder's purchase price for the note and will be decreased by the amount of any principal payments received. If a holder exchanges an old note for a new note pursuant to the exchange offer, the tax basis of the new note immediately after such exchange should equal the holder's tax basis in the old note immediately prior to the exchange.

   Sale. The sale, exchange or other disposition of a note (other than pursuant to the exchange offer) generally will be a taxable event. A holder generally will recognize gain or loss equal to the difference between (a) the amount of cash plus the fair market value of any property received upon such sale, exchange or other taxable disposition of a note (other than in respect of accrued interest on the note) and (b) the holder's adjusted tax basis in such note. Such gain or loss will be capital gain or loss and would be long-term capital gain or loss if the notes were held by the holder for the applicable holding period (currently more than one year) at the time of such sale or other disposition. The holding period of each new note would include the holding period of the old notes exchanged therefor.

   Purchasers of Notes at Other than Original Issuance. The above summary does not discuss special rules which may affect the treatment of purchasers that acquire notes other than at original issuance, including those provisions of the Code relating to the treatment of "market discount" and "acquisition premium." Any such purchaser should consult its tax advisor as to the consequences to him of the acquisition, ownership and disposition of notes.

   Backup Withholding. Unless a holder or other payee provides his correct taxpayer identification number (employer identification number or social security number) to Case (as payor) and certifies that such number is correct, under the federal income tax backup withholding rules, generally 31% of (a) the interest paid on the notes, and (b) proceeds of sale or other disposition of the notes must be withheld and remitted to the United States Department of Treasury. Therefore, each holder should complete and sign the Substitute Form W-9 so as to provide the information and certification necessary to avoid backup withholding. However, certain exchanging holders (including, among others, certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt foreign recipient, that exchanging holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt foreign status.

   Withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

   The foregoing summary is included for general information only. Each holder of notes should consult its tax advisor as to the specific tax consequences to it of the exchange offer, including the application of and effect of state, local, foreign and other tax laws.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account as a result of market-making activities or other trading activities in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

   Case will receive no proceeds in connection with the exchange offer or any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the 1933 Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the 1933 Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the 1933 Act.

                                 LEGAL MATTERS

   Certain legal matters in connection with the new notes will be passed upon for Case by Richard S. Brennan, General Counsel and Secretary of Case, and by Mayer, Brown & Platt, Chicago, Illinois. In addition to his positions at Case, Mr. Brennan is also a partner at Mayer, Brown & Platt. Mr. Brennan has advised Case that, at March 31, 1999, he beneficially owned 34,000 shares of common stock of Case and had options to purchase 10,000 shares of common stock of Case.

                                    EXPERTS

   The audited financial statements and schedules included or incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of that firm as experts in giving such reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                  $300,000,000

                                 Exchange Offer

                                Case Corporation

                       6 1/4% Notes due December 1, 2003


                               ----------------

                                   PROSPECTUS

                               ----------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

   Article V of the By-Laws of the Registrant include the following provisions:

   Section 1. Right to Indemnification: The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent (an "indemnitee"), against all expense, liability and loss (including attorneys'
fees), judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Subject to
Section 3 of this Article V, the Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board.

   Section 2. Prepayment of Expenses: The right to indemnification conferred hereunder and all related rights shall be contract rights and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation promptly after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware so requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified hereunder or otherwise.

   Section 3. Claims: To obtain indemnification under this Article V, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph, a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as defined below), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as defined below), or (b) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (c) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. If the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a "Change-in-Control" as defined in the Severance Agreements (as defined on page 11 of the definitive proxy statement of the Corporation dated April 17, 1998), in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made promptly after such determination.

   If a claim hereunder is not paid in full by the Corporation promptly after a written claim pursuant hereto has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

   Neither the failure of the Corporation (including its Board, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

   If a determination shall have been made pursuant to these By-Laws that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to the preceding paragraph. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant hereto that the indemnification procedures and presumptions of this Article V are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions thereof.

   Section 4. Nonexclusivity of Rights: The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred herein shall not be exclusive of any other right which any person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this Article V shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

   Section 5. Other Indemnification: The Corporation's obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person has collected as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

   Section 6. Amendment or Repeal: Any repeal or modification of the provisions of this Article V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

   Section 7. Insurance: The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 8 of this Article V, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

   Case has purchased insurance which purports to insure the officers and directors of Case, and of its subsidiary companies against certain liabilities incurred by them in the discharge of their function as such officers and directors except for liabilities resulting from their own malfeasance.

ITEM 21. Exhibits.

   (a) A list of exhibits filed herewith is contained in the index to exhibits which is incorporated herein by reference.

   (b) Schedules of Case and its consolidated subsidiaries--

                                  SCHEDULE II

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                                   (Millions)

                                      Additions
                          Balance at  Charged to Charged to
                         Beginning of Costs and    Other               Balance at
      Description            Year      Expenses   Accounts  Deductions End of Year
------------------------ ------------ ---------- ---------- ---------- -----------
Allowance for doubtful
 accounts receivable:
  Year ended December
   31, 1998.............     $(63)       $(34)      $--        $13(a)     $(84)
                             ----        ----       ---        ---        ----
  Year ended December
   31, 1997.............     $(70)       $ (1)      $--        $ 8(b)     $(63)
                             ----        ----       ---        ---        ----
  Year ended December
   31, 1996.............     $(67)       $ (3)      $--        $--        $(70)
                             ----        ----       ---        ---        ----

--------
(a) Reflects $13 million for write-offs.
(b) Reflects $5 million for write-offs and $3 million for the impact of exchange rate changes.

               SCHEDULES OMITTED AS NOT REQUIRED OR INAPPLICABLE

                  Schedule I Condensed financial information of registrant

                  Schedule III Real estate and accumulated depreciation

                  Schedule IV Mortgage loans on real estate

                  Schedule V Supplemental Information Concerning Property
                        --Casualty Insurance Operations

   (c) Not Applicable.

ITEM 22. Undertakings.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (6) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of this Registration Statement through the date of responding to the request.

   (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on April 20, 1999.

                                          Case Corporation

                                                  /s/ Jean-Pierre Rosso
                                          By: _________________________________
                                                      Jean-Pierre Rosso
                                                Chairman and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints Theodore
R. French, Richard S. Brennan and Peter Hong, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
     /s/ Jean-Pierre Rosso           Chairman and Chief Executive    April 20, 1999
____________________________________ Officer and Director
         Jean-Pierre Rosso           (Principal Executive
                                     Officer)

     /s/ Theodore R. French          President, Financial            April 20, 1999
____________________________________ Services, and Chief
         Theodore R. French          Financial Officer (Principal
                                     Financial and Accounting
                                     Officer)

       /s/ Pei-Yuan Chia             Director                        April 20, 1999
____________________________________
           Pei-yuan Chia

    /s/ Ronald E. Goldsberry         Director                        April 20, 1999
____________________________________
        Ronald E. Goldsberry

      /s/ Jeffery T. Grade           Director                        April 20, 1999
____________________________________
          Jeffery T. Grade

     /s/ Thomas R. Hodgson           Director                        April 20, 1999
____________________________________
         Thomas R. Hodgson

    /s/ Katherine M. Hudson          Director                        April 20, 1999
____________________________________
        Katherine M. Hudson

      /s/ Gerald Rosenfeld           Director                        April 20, 1999
____________________________________
          Gerald Rosenfeld

    /s/ Theodore R. Tetzlaff         Director                        April 20, 1999
____________________________________
        Theodore R. Tetzlaff

                               INDEX TO EXHIBITS

  Exhibit
  Number                             Description
  -------                            -----------
 1         Purchase Agreement, dated as of December 2, 1998, between Case
           Corporation, Merrill Lynch & Co., Merrill Lynch, Pierce,
           Fenner & Smith Incorporated, Chase Securities Inc., Credit
           Suisse First Boston Corporation, NationsBanc Montgomery
           Securities LLC and Salomon Smith Barney Inc.
 4(a)      Indenture, dated as of July 31, 1995, between Case Corporation and The Bank of New York (1)
 4(b)      Resolutions of the Board of Directors of Case Corporation
           authorizing the offering of debt securities of Case in an
           aggregate principal amount of up to $500,000,000
 4(c)      Form of Actions of the Authorized Officers of Case Corporation
           authorizing the issuance of $300,000,000 aggregate principal amount of 6 1/4% Notes due December 1, 2003, Series B
 4(d)      Form of 6 1/4% Note due December 1, 2003, Series B
 4(e)      Registration Rights Agreement, dated as of December 7, 1999, between Case Corporation, Merrill Lynch, Pierce, Fenner &
           Smith Incorporated, Chase Securities Inc., Credit Suisse First
           Boston Corporation, NationsBanc Montgomery Securities LLC and
           Salomon Smith Barney Inc.
 5         Opinion of Mayer, Brown & Platt as to the legality of the
           securities being registered
 12        Computation of Ratio of Earnings to Fixed Charges
 23(a)     Consent of Arthur Andersen LLP, Independent Public Accountants
           for Case Corporation (Milwaukee, Wisconsin)
 23(b)     Consent of Mayer, Brown & Platt (contained in Exhibit 5)
 24        Powers of attorney (contained on the signature page to this
           Registration Statement)
 25        Form T-1 Statement of eligibility under the Trust Indenture
           Act of 1939 of The Bank of New York
 99(a)     Form of Letter of Transmittal
 99(b)     Form of Notice of Guaranteed Delivery

--------
(1) Filed as Exhibit 4(c) to Case's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and incorporated herein by reference.